Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of August 11, 2015 (this “Agreement”), is between Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”), and White Mountains Insurance Group, Ltd., an exempted company with limited liability incorporated under the laws of Bermuda (the “Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Sumitomo, SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo (“Merger Sub”), and Symetra Financial Corporation, a Delaware corporation (“Symetra”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into Symetra (the “Merger”), with Symetra surviving the Merger and becoming a wholly-owned subsidiary of Sumitomo, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose and vote the number of shares of common stock, par value $0.01 per share, of Symetra (the “Common Stock”) set forth on Schedule A hereto (until disposed of by the Stockholder in accordance with Section 4.03, the “Owned Shares” and, together with any additional shares of Common Stock of which the Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Sumitomo has requested that the Stockholder enter into this Agreement, and the Stockholder desires to enter into this Agreement to induce Sumitomo to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01           Definitions.  (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Common Stock” has the meaning set forth in the recitals.

“Exchange Act” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Owned Shares” has the meaning set forth in the recitals.

“Shareholders Agreement” means the Shareholders Agreement, dated as of March 8, 2004, among Symetra (formerly known as Occum Acquisition Corp.), White Mountains Re Group, Ltd., an exempted company with limited liability incorporated under the laws of Bermuda, and each of the other Persons party thereto, as amended.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Change of Control Transaction” has the meaning set forth in Section 4.09.

“Subject Shares” has the meaning set forth in the recitals.

“Sumitomo” has the meaning set forth in the preamble.

“Symetra” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 2.02.

(b)            Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02           Interpretation.  The language in this Agreement is to be construed in all cases according to its fair meaning.  Sumitomo and the Stockholder acknowledge and agree that each party hereto and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party or the party in favor of which a clause has been drafted or in favor of the party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement.  Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  The word “days” means calendar days unless otherwise specified.  Time periods within or following which any act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including the Schedule attached hereto) and not to any particular provision of this Agreement, and all Article, Section and Schedule references are to this Agreement unless otherwise specified.  Where this Agreement states that a party hereto “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that that party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

Representations and Warranties of the Stockholder

The Stockholder hereby represents and warrants to Sumitomo that:

Section 2.01           Organization.  The Stockholder is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 2.02           Ownership of Owned Shares.  The Stockholder is the beneficial owner of, and has good and valid title to, the Owned Shares, free and clear of all Liens, except for any Liens created by this Agreement.  As of the date hereof, neither the Stockholder nor its Subsidiaries owns, of record or beneficially, any shares of capital stock of Symetra (or any options, warrants or other securities convertible into, or exchangeable for, shares of capital stock of Symetra) or any interest therein other than the Owned Shares.  The Stockholder has the sole right to vote the Owned Shares, and, except for the Shareholders Agreement (a true and accurate copy of which has been delivered by the Stockholder to Sumitomo) and except as contemplated by this Agreement, none of the Owned Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Owned Shares and the Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares.  The Stockholder has the sole right to dispose of the Owned Shares with no restrictions, subject to applicable federal securities laws on its rights of disposition of the Owned Shares.  As of the date hereof, except as contemplated by the Shareholders Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger (including by conversion into securities or other consideration), tendering into any tender or exchange offer, by operation of Law or otherwise), hedge or utilize a derivative to transfer the economic interest or beneficial ownership in (collectively, “Transfer”) or cause to be Transferred any Owned Shares or otherwise relating to the Transfer of any Owned Shares, (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares, and (iii) the Stockholder has not assigned any rights associated with any of the Owned Shares to any Person.

Section 2.03           Authority; Execution and Delivery; Enforceability.  The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of its obligations hereunder have been duly authorized by all requisite action, and no other action on the part of the Stockholder is necessary to authorize the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder.  The Stockholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Sumitomo, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity).

Section 2.04           No Conflicts; Governmental Approvals.

(a)            The execution and delivery of this Agreement by the Stockholder does not, and the performance of the Stockholder of its obligations hereunder will not, (i) conflict with any provisions of the organizational and other constituent documents of the Stockholder, (ii) violate any Law (subject to the Filings referenced in Section 2.04(b)), (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound, or (iv) result in the creation or imposition of any Lien upon any properties or assets of the Stockholder (including the Owned Shares), except, in the case of clauses (ii), (iii), and (iv), for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Stockholder to perform its obligations hereunder.

(b)            No Approval of or from, or Filing with, any Governmental Authority is required to be made or obtained by the Stockholder in connection with the execution or delivery of this Agreement by the Stockholder or the performance by the Stockholder of its obligations hereunder, other than Filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 2.05           Litigation.  As of the date hereof, there is no Proceeding (whether at Law or in equity) pending, or, to the knowledge of the Stockholder, threatened against or otherwise affecting the Stockholder, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Stockholder to perform its obligations hereunder.  As of the date hereof, there is no Order outstanding against or, to the knowledge of the Stockholder, investigation by any Governmental Authority involving the Stockholder, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Stockholder to perform its obligations hereunder.

Section 2.06           Brokers.  The Stockholder has not entered into any Contract with any Person or firm, which may result in the obligation of Sumitomo, Merger Sub, Symetra or the Surviving Corporation to pay any finder’s fees, brokerage or like payments in respect of this Agreement.

ARTICLE III

Representations and Warranties of Sumitomo

Sumitomo hereby represents and warrants to the Stockholder that:

Section 3.01           Organization.  Sumitomo is a mutual company (sougo kaisha) duly organized, validly existing and in good standing under the Laws of Japan.

Section 3.02           Authority; Execution and Delivery; Enforceability.  Sumitomo has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Sumitomo of this Agreement and the performance by Sumitomo of its obligations hereunder have been duly authorized by all requisite action, and no other action on the part of Sumitomo is necessary to authorize the execution and delivery of this Agreement or the performance by Sumitomo of its obligations hereunder.  Sumitomo has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Sumitomo, enforceable against Sumitomo in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity).

Section 3.03           No Conflicts; Governmental Approvals.

(a)            Assuming that all Approvals of or from, or Filings with, Governmental Authorities described in Section 4.06(b) and Section 5.04(b) of the Merger Agreement have been obtained or made, the execution and delivery of this Agreement by Sumitomo does not, and the performance by Sumitomo of its obligations hereunder will not, (i) conflict with any provisions of the organizational and other constituent documents of Sumitomo, (ii) violate any Law applicable to Sumitomo, (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which Sumitomo is a party or by which Sumitomo or any property or asset of Sumitomo is bound, or (iv) result in the creation or imposition of any Lien upon any properties or assets of Sumitomo, except, in the case of clauses (ii), (iii), and (iv), for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Sumitomo to perform its obligations hereunder.

(b)            Except as set forth in Section 5.04(b) of the Merger Agreement, no Approval of or from, or Filing with, any Governmental Authority is required to be made or obtained by Sumitomo in connection with the execution or delivery of this Agreement by Sumitomo or the performance by Sumitomo of its obligations hereunder.

ARTICLE IV

Covenants of Stockholder

Section 4.01           Agreement to Vote.

(a)            The Stockholder agrees that at the Stockholders Meeting or any other meeting of the stockholders (whether annual or special and whether or not an adjourned or postponed meeting) of Symetra called to seek the Stockholder Approval or in any other circumstances upon which a vote or other approval of the Stockholder with respect to the adoption of the Merger Agreement or the Merger is sought, (i) when such meeting of the stockholders is held, the Stockholder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) the Stockholder shall vote or cause to be voted at such meeting any Subject Shares in favor of adopting the Merger Agreement and any other actions reasonably requested by Symetra and presented to the stockholders of Symetra with the affirmative recommendation of Symetra’s Board of Directors that are necessary and desirable in connection with the Stockholder Approval and the transactions contemplated by the Merger Agreement (provided that, in each case, the Merger Agreement shall not have been amended or otherwise modified in a manner materially adverse to the Stockholder). For the avoidance of doubt, the Stockholder shall retain at all times the right to vote any Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 4.01 that are at any time or from time to time presented for consideration to Symetra’s stockholders.

(b)            The Stockholder hereby covenants and agrees that neither it nor its Subsidiaries have entered into or shall enter into any agreement or undertaking, or have committed or agreed to take or shall commit or agree to take any action, that is otherwise inconsistent with the Stockholder’s obligations pursuant to this Agreement.

Section 4.02           Irrevocable Proxy.  The Stockholder hereby irrevocably grants to, and appoints, Sumitomo, and any individual designated in writing by Sumitomo, and each of them individually, as the Stockholder’s proxy and attorney−in−fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares of the Stockholder in the manner contemplated by Section 4.01.  The Stockholder understands and acknowledges that Sumitomo is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.  The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement.  The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.  The Stockholder shall, upon written request by Sumitomo, as promptly as practicable execute and deliver, or cause to be executed and delivered, to Sumitomo a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 4.02.  Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Stockholder, upon any termination of this Agreement pursuant to Section 5.09.

Section 4.03           Transfer and Other Restrictions.  Subject to Section 4.09, prior to obtaining the Stockholder Approval, the Stockholder shall not, directly or indirectly, (i) Transfer or enter into any Contract, option or other arrangement or understanding (including any profit sharing agreement) with respect to the Transfer of, any Subject Shares to any Person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Shares that conflicts or is inconsistent with this Agreement.  The Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.  Any Transfer in violation of this Section 4.03 with respect to the Subject Shares so transferred shall be null and void.

Section 4.04           Non−Solicitation.  Subject to Section 4.09, the Stockholder shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) initiate or solicit any inquiry or the making or announcement of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) participate or engage in or continue any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any Alternative Acquisition Agreement or (iv) resolve, propose or agree to do any of the foregoing.  Notwithstanding the foregoing, at any time prior to the receipt of the Stockholder Approval, the Stockholder may (and may authorize and permit its Subsidiaries and its and their Representatives to) furnish information and data to, and participate and engage in discussions or negotiations with, a Person or its Representatives making an Acquisition Proposal to the same extent that Symetra is permitted to do so pursuant to Section 6.05 of the Merger Agreement.

Section 4.05           Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution or any change in Symetra’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.06           Waiver of Appraisal Rights.  The Stockholder hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger that the Stockholder or its Subsidiaries may have under applicable Law.

Section 4.07           Disclosure.  The Stockholder hereby authorizes Symetra, Sumitomo and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s obligations under this Agreement.  Sumitomo hereby authorizes the Stockholder to disclose in any disclosure required by the SEC Sumitomo’s identity and the nature of Sumitomo’s obligation under this Agreement.

Section 4.08           Certain Notifications.  The Stockholder agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four (24) hours) notify Sumitomo of the number of additional shares of Common Stock, if any, of which the Stockholder becomes the beneficial owner after the date hereof.

Section 4.09           Change of Control Transactions.  Nothing in this Agreement, including the provisions of this Article IV or Section 5.06, shall prohibit or restrict the ability of the Stockholder to consider, discuss, negotiate or enter into any transaction or agreement that, if consummated, would result in one or more Persons controlling the Stockholder (such transaction or agreement, a “Stockholder Change of Control Transaction”) so long as the Stockholder, its successors or permitted assigns continue to be bound by and subject to, this Agreement.  Subject to the immediately preceding sentence, (i) the execution of any agreement and the consummation of any Stockholder Change of Control Transaction (or potential Stockholder Change of Control Transaction) shall not be deemed to be a Transfer restricted by Section 4.03 and (ii) the consideration, solicitation, negotiation, provision of information or execution of agreements, in each case to the extent reasonably related to any such Stockholder Change of Control Transaction (or potential Stockholder Change of Control Transaction), shall not be subject to the prohibitions and limitations set forth in Section 4.04.

Section 4.10          Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the rights and obligations of David Foy or any other designee of the Stockholder or its Subsidiaries serving on the Board of Directors of Symetra from taking any action in his or her capacity as a director of Symetra (it being understood that this Agreement shall apply to the Stockholder solely in its capacity as a stockholder of Symetra) or voting in his or her sole discretion on any matter, whether in connection with the Merger Agreement or otherwise, and such actions shall not be deemed to constitute a breach of any provision of this Agreement.

ARTICLE V

General Provisions

Section 5.01          Notices.  All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt or (ii) on the third Business Day following the date of dispatch if delivered by a recognized express courier service.  All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party hereto to receive such notice:

(i)            if to Sumitomo, to:

Sumitomo Life Insurance Company
7-8-24 Tsukiji
Chuo-ku, Tokyo 104-8430, Japan
Facsimile: +81-3-5550-4343
Attention: International Business Dept. (Muneo Sasagawa)

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
United States of America
Facsimile: (212) 455-2502
Attention: Gary I. Horowitz

(ii)            if to the Stockholder, to:

White Mountains Insurance Group, Ltd.
14 Wesley Street, Fifth Floor
Hamilton HM 11
Bermuda
Facsimile:	(603) 643-4592
Attention:	Robert Seelig

with a copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile:	(212) 474-3700
Attention:	Philip A. Gelston, Esq.
Ting S. Chen, Esq.

Section 5.02           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 5.03           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument.  This Agreement will become effective when each party hereto has received counterparts signed and delivered (by facsimile, electronic mail or otherwise) by the other party hereto.

Section 5.04           Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Schedule attached hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to its subject matter.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

Section 5.05           Governing Law.

(a)            THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.  The parties hereto irrevocably (i) submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement (provided, that suit for the recognition or enforcement of any judgment obtained in any court of the State of Delaware or federal court of the United States of America located in the State of Delaware may be brought in any other court of competent jurisdiction following final determination of the applicable matter) and (ii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto agree that all claims with respect to such action or proceeding will be heard and determined exclusively in such courts.  The parties hereto consent to and grant any such court jurisdiction over the person of such parties hereto solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.01 or in such other manner as may be permitted by Law will be valid and sufficient service.  Without limiting the foregoing, Sumitomo irrevocably appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 as its agent for service of process for purposes of any Proceeding in connection with this Agreement and the transactions contemplated hereby.

(b)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER.  EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 5.05(b).

Section 5.06           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 5.07            Enforcement.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 5.05, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

Section 5.08            Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any waiver will be valid only if set forth in a written instrument signed on behalf of such party.  The failure or delay of any party hereto to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

Section 5.09            Termination.  This Agreement and all obligations of the parties hereto hereunder, including the proxy set forth in Section 4.02, shall automatically terminate, without further action by any party hereto, upon the earliest of (i) August 11, 2016, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, (iv) the entry without the prior written consent of the Stockholder into any amendment or modification to the Merger Agreement that results in a decrease in the Per Share Merger Consideration (as defined in the Merger Agreement on the date hereof) or a change in the type of consideration payable or otherwise causes a change that is materially adverse to the Stockholder, and (v) the mutual written agreement of the Stockholder and Sumitomo.  In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Sumitomo or the Stockholder, other than liability for any breach of this Agreement prior to such termination; provided, that the provisions set forth in Article V shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SUMITOMO LIFE INSURANCE COMPANY

By:	/s/ Shinzo Kono
	Name:	Shinzo Kono
	Title:	Managing Executive Officer,
Chief Operating Officer, International Business

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:	/s/ Jennifer L. Pitts
	Name:	Jennifer L. Pitts
	Title:	Corporate Secretary

Schedule A

Number of shares of Common Stock:	20,562,379